EXHIBIT 99.1

IZEA Signs Definitive Agreement to Acquire Leading
SaaS Influencer Marketing Platform TapInfluence

ORLANDO, FL and MOUNTAIN VIEW, CA (July 12 , 2018) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx®, the premier online marketplace connecting brands and publishers with influential content creators, today announced it has reached a definitive agreement to acquire TapInfluence, Inc. in a part-cash, part-stock transaction. TapInfluence is a leading platform and online marketplace for brands and agencies to execute influencer marketing campaigns. The acquisition will augment IZEA’s software as a service customer base, and provide additional technology capabilities which will eventually be integrated into IZEAx.

Headquartered in Silicon Valley, TapInfluence operates a SaaS based online marketplace that enables marketers to access an opt-in network of more than 87,000 registered online influencers ranging from mommy bloggers to Instagram celebrities. The TapInfluence network will complement IZEA’s own opt-in network of more than 700,000 registered Creator accounts ranging from online influencers to award-winning freelance journalists.

TapInfluence is backed by leading venture capital firms including Grotech Ventures, Noro-Moseley Partners and Access Venture Partners, who will become IZEA stockholders as part of the transaction.
TapInfluence’s revenues for the year ended December 31, 2017 were approximately $5.9 million and its gross billings were approximately $18.2 million. Approximately 65 percent of TapInfluence’s 2017 revenues came from SaaS subscriptions, 30 percent from marketplace revenues and 5 percent from other services. For 2017, combined annual revenues of IZEA and TapInfluence would have been in excess of $30.3 million, with gross billings of approximately $47.4 million.

“We are bringing together two of the leading companies in the influencer marketing space, creating an influencer marketing offering that is unparalleled in the industry, and providing the critical mass necessary for making significant inroads on several fronts,” stated Ted Murphy, Founder and CEO of IZEA. “Our goal is to provide both marketers and influencers with the best possible experience. This combination will allow us to further enhance our technology, significantly increase marketplace liquidity, and provide incredible customer service. In addition to customer benefits, the efficiencies gained from consolidating our operations will also enhance our bottom line.”

IZEA will acquire TapInfluence through a merger agreement and TapInfluence will become a wholly owned subsidiary of IZEA, Inc. upon closing. Total consideration for the transaction in cash and stock is estimated at $7.08 million based on IZEA’s stock price as of market close on July 11, 2018. IZEA will issue $1.5 million in cash, subject to working capital adjustments, and 1.15 million shares of common stock at closing. One additional payment of $1 million will be due in cash or stock at IZEA’s option six months after closing. A second additional payment of $3.5 million will be due in cash or stock at IZEA’s option twelve months after closing.

“There is a real opportunity for consolidation in the Influencer Marketing space,” commented Mike Elliott, Managing Partner at Noro-Moseley, a longstanding TapInfluence investor. “By bringing together these two leaders, we are able eliminate a lot of duplicative spending that wasn’t providing any incremental value to either company’s end customers. With a larger revenue base and consolidated expenses, we are able to invest more in the things that make a difference for our customers and take advantage of the best aspects of each organization.”

“The combined organization will wind up with better technology, better service, and a more diversified customer base. Together, we are poised to grow and capture additional share from both marketers and influencers,” added Elliott.

IZEA intends to close the merger transaction prior to month end.

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. The stock of IZEA is traded on the Nasdaq Capital Market. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, inability or delay in integrating the operations and technologies of TapInfluence and IZEA and the attainment of expected benefits from the transaction, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

Press Contact
Justin Braun
Manager, Corporate Communications
IZEA, Inc.
Phone: 407-674-6911
Email: justin.braun@izea.com